Exhibit 4.6

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Double asterisks denote omissions. AMENDMENT OF SOLICITATION/MODIFICATION OF CONTRACT 1. CONTRACT ID CODE PAGE OF PAGES 1 4 2. AMENDMENT/MODIFICATION NO. 0003 3. EFFECTIVE DATE See Block 16C 4. REQUISITION/PURCHASE REQ. NO. OS206970 5. PROJECT NO. (If applicable) 6. ISSUED BY CODE ASPR–BARDA 7. ADMINISTERED BY (If other than item 6) CODE ASPR–BARDA ASPR-BARDA 200 Independence Ave., S.W. Room 640-G Washington DC 20201 ASPR-BARDA 200 Independence Ave., S.W. Room 638-G Washington DC 20201 8. NAME AND ADDRESS OF CONTRACTOR (No., street, county, State and ZIP Code) AVITA MEDICAL AMERICAS, LLC 1476585 AVITA MEDICAL AMERICAS, LLC 92 28159 Avenue Stanford Suite 220 Valencia CA 91355 (x) 9A. AMENDMENT OF SOLICITATION NO.    9B. DATED (SEE ITEM 11) X 10A. MODIFICATION OF CONTRACT/ORDER NO. HHS0100201500028C    10B. DATED (SEE ITEM 13) 09/29/2015 CODE 1476585 FACILITY CODE    11. THIS ITEM ONLY APPLIES TO AMENDMENTS OF SOLICITATIONS â–¡ The above numbered solicitation is amended as set forth in Item 14. The hour and date specified for receipt of Offers â–¡ is extended.    â–¡ is not extended. Offers must acknowledge receipt of this amendment prior to the hour and date specified in the solicitation or as amended by one of the following methods: (a) By completing Items 8 and 15, and returning _______________ copies of the amendment; (b) By acknowledging receipt of this amendment on each copy of the offer submitted; or (c) By separate letter or telegram which includes a reference to the solicitation and amendment numbers. FAILURE OF YOUR ACKNOWLEDGEMENT TO BE RECEIVED AT THE PLACE DESIGNATED FOR THE RECEIPT OF OFFERS PRIOR TO THE HOUR AND DATE SPECIFIED MAY RESULT IN REJECTION OF YOUR OFFER If by virtue of this amendment you desire to change an offer already submitted, such change may be made by telegram or letter, provided each telegram or letter makes reference to the solicitation and this amendment, and is received prior to the opening hour and date specified. 12. ACCOUNTING AND APPROPRIATION DATA (If required) 2017.1990008.26402 Net Increase: [**] 13. THIS ITEM ONLY APPLIES TO MODIFICATION OF CONTRACTS/ORDERS. IT MODIFIES THE CONTRACT/ORDER NO. AS DESCRIBED IN ITEM 14. CHECK ONE A. THIS CHANGE ORDER IS ISSUED PURSUANT TO: (Specify authority) THE CHANGES SET FORTH IN ITEM 14 ARE MADE IN THE CONTRACT ORDER NO. IN ITEM 10A. B. THE ABOVE NUMBERED CONTRACT/ORDER IS MODIFIED TO REFLECT THE ADMINISTRATIVE CHANGES (such as changes in paying office, appropriation date, etc.) SET FORTH IN ITEM 14. PURSUANT TO THE AUTHORITY OF FAR43.103(b). C. THIS SUPPLEMENTAL AGREEMENT IS ENTERED INTO PURSUANT TO AUTHORITY OF: X D. OTHER (Specify type of modification and authority) 52.217-9 Option To Extend the Term of the Contract E. IMPORTANT: Contractor ☐ is not. ☒ is required to sign this document and return 2 copies to the issuing office. 14. DESCRIPTION OF AMENDMENT/MODIFICATION (Organized by UCF section headings, including solicitation/contract subject matter where feasible.) Tax ID Number: 20-2578762 DUNS Number: 026723570 To modify ARTICLES B.3 OPTION PRICES, C.1. STATEMENT OF WORK, F.1. PERIOD of PERFORMANCE, and SECTION J List of Attachments. Funds Obligated Prior to this Modification: [**] Funds Obligated with mod #03: [**] Total Funds Obligated to Date: [**] PSC Code: 6505 Continued . . . Except as provided herein, all terms and conditions of the document referenced in Item 9A or 10A, as heretofore changed, remains unchanged and in full force and effect. 15A. NAME AND TITLE OF SIGNER (Type or print) Timothy J. Rooney CFO 16A. NAME AND TITLE OF CONTRACTING OFFICER (Type or print) Christopher Scott 15B. CONTRACTOR/OFFEROR                /s/ Timothy J. Rooney (Signature of person authorized to sign) 15C. DATE SIGNED    9/18/17 16B. UNITED STATES OF AMERICA     /s/ Christopher Scott (Signature of Contracting Officer) 16C. DATE SIGNED    9/18/17 NSN 7540-01-152-8070 Previous Edition Unusable STANDARD FORM 30 (REV. 10-83) Prescribed by GSA FAR (48 CFR) 53.243

1

CONTINUATION SHEET	REFERENCE NO. OF DOCUMENT BEING CONTINUED HHS0100201500028C/0003	PAGE OF
		2	4

NAME OF OFFEROR OR CONTRACTOR AVITA MEDICAL AMERICAS, LLC 1476585

ITEM NO. (A)	SUPPLIES/SERVICES (B)	QUANTITY (C)	UNIT (D)	UNIT PRICE (E)	AMOUNT (F)

Expiration date: [**], 2022 (Changed)

Delivery Location Code: HHS

HHS

200 Independence Avenue, SW

WASHINGTON DC 20201 US

Appr. Yr.: 2017 CAN: 1990008 Object Class: 26402

FOB: Destination

Period of Performance: [**]/2015 to [**]/2022

Change Item 4 to read as follows (Amount Shown is the obligated amount):

4	CLIN 0004 Pediatric Study Obligated Amount: [**]				[**]

NSN 7540-01-152-8070					OPTIONAL FORM 336 (4-86) Sponsored by GSA FAR (48 CFR) 53.110

2

ARTICLE B.3. OPTION PRICES is hereby modified as follows:

CLIN	Period of Performance	Supplies/ Services	Units (# of Product)	Unit Price ($)	Total ($)

FIRM FIXED PRICE

0003 (Option)	[**] Months	Phase IV post marketing commitments /Requirements (This is an option that may or may not be exercised during the base period as determined by the need and as established by the FDA)	N/A	N/A	[**]

COST REIMBURSEMENT

0004 (Option)	[**]/17 – [**]/22	Pediatric Study (This is an option that may or may not be exercised during the base period for expansion of the label indication with guidance from the FDA)	[**]	[**]	[**]

FIRM FIXED PRICE

0005 (Option)	36 Months	Additional Surge Capacity	Less than 2,000	[**]	[**]

0006 (Option)	36 Months	Additional Surge Capacity	[**]	[**]	[**]

0007 (Option)	36 Months	Additional Surge Capacity	[**]	[**]	[**]

0008 (Option)	36 Months	Additional Surge Capacity	[**]	[**]	[**]

Total Unfunded Option CLINs 3, 5-8	60 Months	See Above Descriptions			[**]

*	Option CLIN 0004 is exercised with this modification

ARTICLE C.1. STATEMENT OF WORK is hereby modified as follows:

Independently and not as an agent of the Government, the Contractor shall furnish all the necessary services, qualified personnel, material, equipment, and facilities not otherwise provided by the Government as needed to perform the Statement of Work dated [**], 2017 set forth in SECTION J - List of Attachments, attached hereto and made a part of the contract.

3

ARTICLE F.1. PERIOD OF PERFORMANCE is hereby modified as follows:

The period of performance for this contract shall be from [**], 2015 through [**], 2022. The period of performance for the base period of this contract shall be consistent with the dates set forth in SECTION B. If the Government exercises option(s), the period of performance will be extended as described under in SECTION B of this contract.

SECTION J – LIST OF ATTACHMENTS: Attachment 1 is hereby modified as follows:

1.	Statement of Work, dated September 18, 2017, 44 pages

All other terms and conditions of this contract remain unchanged.

End of Modification #3

4

Avita Medical SOW

Advance Understandings

The following scope of work is submitted by Avita Medical Americas LLC in compliance with the advanced understandings listed in ARTICLE B of this contract, including invoicing, publications and press releases, protection of human subjects, communication with BARDA, export control, manufacturing standards, contact prohibitions, subcontracting, data handling, confidentiality, compensation, and security reporting.

Avita Medical BASE SOW

Summary Table

CLIN	WBS 1st Level Element	Title	Objectives
0001/0001A	1	Project Management	• Establish project management infrastructure • Establish EVM systems • Finalize IMPP • Technical and financial reporting

	2	Non-Clinical Objectives

•  Close gaps in non-clinical data required for PMA module 1 of 3, including biocompatibility, human factors, packaging testing to generate ISO design dossier as an FDA-compliant design history file.

•  Establish appropriate training for use of ReCell in mass casualty setting.

•  Achieve 4-year stability

•  Expand Compassionate Use IDE 15945 (0001A)

•  Extend Continued Access IDE 13053 (0001A)

•  Incorporate Reimbursement Methods (0001A)

•  Model the Economic Benefits of Medical Countermeasures (0001A)

	3	Clinical Objectives	• Complete pivotal trials (-5 and -6 protocols) and clinical study reports for PMA module 3 of 3.

	4	Regulatory Objectives	• Fulfill Pre-EUA requirements • Modular PMA Submission • Secure Pre-Market Approval (PMA) • BIMO Mock Audit (0001A) • Enhanced in-house support of the PMA Pathway (0001A)

	5	Product Development for Mass Casualty/VMI	• Gather requirements for Mass Casualty and VMI • Redesign ReCell packaging and any other subcomponents in order to meet requirements for more efficient VMI and deployment • Complete V&V

Avita Medical Statement of Work, 09/18/2017 HHS0100201500028c	Page 1

CLIN	WBS 1st Level Element	Title	Objectives
	6	QSR Objectives

•  Perform QSR Gap remediation (address all gaps identified) for PMA module 2 of 3.

•  Scale up manufacturing process for ReCell to support USG acquisition and US Market introduction

•  Qualify alternate suppliers, for sustainability

0002	7	Procurement (Initial)	• Execute acquisition contract • Establish VMI • Manage inventory

CLIN 0001 Overview

Avita’s initial primary objective with the proposed effort is to secure FDA approval for the ReCell device. In order to accomplish this we need (1) a documented design (with documentation and supporting testing ¬e.g. biocompatibility- done to FDA standards rather than ISO standards), for which the work is done in WBS 2.1.2, 2,1.3, and 2.1.4; (2) an FDA-compliant quality system and documentation of GMP manufacturing: WBS 6.1; and (3) Pivotal Clinical Data: WBS 3.1.

The above-mentioned work is delivered to FDA via PMA modules 1, 2 and 3, respectively (WBS 4.2.2). The PMA modules will require organizing and assembling reports into a standardized format, setting context and drawing overall conclusions. In addition to submission of the PMA modules, Avita will also draft (and get FDA-approval of) a Conditions of Approval study protocol (WBS 3.3.1.1, 4.2.2.4.2), and pass through a panel (of experts) review (WBS 4.2.2.5). Avita will need favorable reviews of the PMA modules, CoA protocol approval, and panel review to get the product approved.

Concurrent with the FDA approval process, there is an Emergency Use pathway, activated in the event of a mass casualty, which would enable FDA to authorize use of an investigational (unapproved) product for life-saving measures. There is “pre-emergency” work that can be done to facilitate a future potential Authorization. (WBS 4.1)

Once there is confidence in EUA status or there is PMA approval, base procurement (WBS 7.1.1) is triggered.

There are several other items that are part of the program in order to ensure success in stockpiling, distributing, and using ReCell during an emergency event:

1.	Training of medics for use of ReCell in mass casualty events (WBS 2.1.1).

2.	Increased shelf-life, with a target of up to 4 years (as supported by stability testing) (WBS 2.3)

3.	VMI planning/implementation (WBS 7.2, 7.3, 7.4)

4.	Optimize product packaging more for palletized storage and VMI, (WBS 5)

5.	Qualifying second sources for key components and for product final assembly (i.e. alternative/supplementary sources for enzyme and a supplement/alternative to Parker) (WBS 6.2.2).

Avita Medical Statement of Work, 09/18/2017 HHS0100201500028c	Page 2

CLIN 0001A Overview

The objectives of CLIN 0001a are to facilitate the overarching objective of preparedness for effective treatment of burn injuries secondary to detonation of a nuclear device. In addition to ensuring FDA approval of the ReCell device, the work put forward in this SOW further bolsters efforts for development of familiarity and acceptance of the autograft-sparing product within U.S. Burn Centers by expanding Compassionate Use (WBS 2.1.5), extending Continued Access (WBS 2.1.6), incorporating Reimbursement training (WBS 2.1.6) and Modeling the Economic Benefits of Medical Countermeasures (WBS 2.1.8).

Additionally, this SOW includes scope to ensure successful navigation of the PMA Pathway by adding a BIMO Mock Audit and adding in-house technical and regulatory expertise for overall support to de-risk the program (4.3.1)

CLIN 0001/0001A- Base Period

1.0	Program Management

1.1	Internal Project Management

WBS# and Title	Milestone	Deliverable
CLIN0001

1.1.5 Integrated Master Project Plan	Upon delivery to and acceptance by BARDA	All required elements of this plan as listed in the RFP

1.1.5	Title: Integrated Master Project Plan

Objective/Description of Work: Avita will compile all necessary materials and finalize all aspects of the project related to preparing the Integrated Master Project Plan. This will include finalizing critical path milestones, Work Breakdown Structure (WBS), and Risk Mitigation Plan. The final deliverable of the IMPP will represent the finalization and approval of all project elements between Avita and BARDA.

Milestones:

1.1.5.1	Critical Path Milestones –The critical path milestones are finalized and submitted, reviewed, and approved by BARDA.

1.1.5.2	Work Breakdown Structure –The WBS is finalized and submitted, reviewed, and approved by BARDA for all project activities.

1.1.5.3

Risk Mitigation Plan/Matrix – Any additional elements of risk are identified and all elements of risk are finalized and submitted, reviewed, and approved by BARDA. Risk management plans for each risk are finalized and submitted, reviewed, and approved by BARDA.

Deliverables:

1.1.5	Integrated Master Project Plan – Containing all required elements as listed in the RFP and/or requested by BARDA.

1.1.5.1	Critical Path Milestones – An updated and finalized critical path milestone document.

1.1.5.2	Work Breakdown Schedule – An updated and finalized WBS document.

1.1.5.3	Risk Mitigation Plan/Matrix – An updated and finalized risk mitigation plan/matrix.

Avita Medical Statement of Work, 09/18/2017 HHS0100201500028c	Page 3

1.2	Contract Management

WBS# and Title	Milestone	Deliverable
CLIN0001

1.2.2 Reporting	Upon delivery to and acceptance by BARDA	All required reports as listed in the RFP and requested by BARDA

1.2.3 Meetings	BARDA Kick-Off Meeting	Meeting Presentation Materials

1.2.2	Title: Reporting

Objective/Description of Work: Avita will comply with all reporting requirements as outlined and formatted in the RFP and as requested by BARDA. Reporting will include at a minimum monthly progress reports, annual progress reports, annual invention reports, draft final report, and final report. Additional deliverables such as technology packages, experimental protocols, publication, press releases, security reports, or other reports will be provided to BARDA for review prior to initiation of a corresponding work element, deliverable, or FDA submission.

Milestones:

1.2.2.1	Monthly Progress Report – Delivery to and acceptance by BARDA.

1.2.2.2	Annual Progress Report – Delivery to and acceptance by BARDA.

1.2.2.3	Invention Reports – Delivery to and acceptance by BARDA.

1.2.2.4	Draft Final and Final Progress Reports – Delivery to and acceptance by BARDA.

Deliverables:

1.2.2.1

Monthly Progress Report –A report detailing the prior month’s activities and activities planned for the following month. Report will be delivered prior to the 15th of the month following the reporting period.

1.2.2.2

Annual Progress Report –A report summarizing the activities of the period of performance and the activities planned for the upcoming period. Report will be delivered prior to the 30th of the month following the reporting period.

1.2.2.3

Annual/Final Invention Report A report detailing any intellectual property developed as a result of the work performed during each period of performance and the entire contract period. Report will be delivered in conjunction with the annual progress report.

1.2.2.4

Draft Final and Final Progress Report – The Final Progress Report will include a complete summary of all work performed during the entire contract period of performance. A Draft Final Progress Report will be delivered 45 days prior to contract expiration for BARDA review and comments. A Final Progress Report will be delivered prior to 30 days following contract expiration.

1.2.3	Title: Meetings

Objective/Description of Work: Avita and BARDA will engage in regular meetings to coordinate and review project activities. Meetings will be both face-to-face and teleconference/video conference. The first official meeting will be the face-to-face kick-off meeting, followed by status update meetings on a biweekly/monthly basis, ad hoc teleconferences and site visits, and annual meetings to report on the period of performance activities.

Avita Medical Statement of Work, 09/18/2017 HHS0100201500028c	Page 4

Milestones:

1.2.3.1	Kickoff Meeting with BARDA – The contract is awarded and a face-to-face kickoff meeting is conducted within 30 days of award date.

Deliverables:

1.2.3.2	Kickoff Meeting Presentation Materials –Avita will prepare all necessary presentation materials for the kickoff meeting.

1.4	IMS and EVM

WBS# and Title	Milestone	Deliverable
1.4.2 Performance Measurement Baseline	Performance Measurement Baseline Review (PMBR)	All required components for the PMBR

1.4.3 Integrated Master Schedule	PMBR	Integrated Master Schedule

1.4.4 Monthly Earned Value Performance Report	Delivery to and acceptance by BARDA	Monthly Earned Value Performance Report

1.4.5 Supplemental monthly CAP report	Delivery to and acceptance by BARDA	Supplemental monthly CAP report

1.4.2	Title: Performance Measurement Baseline

Objective/Description of Work: The Performance Measurement Baseline will provide a master schedule of deliverables, costs, and milestones in order to completely cover all items in the SOW. All required components will be submitted to BARDA within 90 days of contract award. BARDA and Avita will mutually agree on the budget, schedule and technical plan baselines as a result of the PMBR.

Milestones:

1.4.2	Performance Measurement Baseline Review – The PMBR plan is submitted and reviewed by BARDA.

Deliverables:

1.4.2

Performance Measurement Baseline Review Plan and Required Components – A plan detailing a schedule of deliverables, costs, milestones, and risks that will serve as the basis for measuring project progress.

1.4.3	Title: Integrated Master Schedule (IMS)

Objective/Description of Work: The NS will be used to monitor performance of the contract. Avita will develop an IMS in a format approved by BARDA in order to track key milestones, Go/No Go decision gates. The IMS will contain baseline start and finish, forecast start and finish, actual start and finish, predecessor and/or successor. Avita will provide a baseline IMS for the PMBR and monthly updates thereafter.

Milestones:

1.4.2	Integrated Master Schedule is approved by BARDA.

Avita Medical Statement of Work, 09/18/2017 HHS0100201500028c	Page 5

Deliverables:

1.4.3	Integrated Master Schedule – Provided for the PMBR and monthly in order to monitor performance of the contract. The IMS shall be provided at the work package level in MS Project file format.

1.4.4	Title: Monthly Earned Value Performance Report

Objective/Description of Work: The Monthly Earned Value Performance Report will be generated from Avita’s EVMS in order to track any project variances against the baseline. The report will contain technical, schedule, and cost status information in order to identify any issues that may impact project progress and/or cost.

Milestones:

1.4.4	Monthly Earned Value Performance Report – Delivery to and acceptance by BARDA.

Deliverables:

1.4.4	Monthly Earned Value Performance Report – Provided monthly to track project progress according to WBS and EV variance.

1.4.5	Title: Supplemental Monthly CAP Report

Objective/Description of Work: The Supplemental Monthly CAP Report will be generated from Avita’s EVMS and will contain cost information to report on the time phased budget, earned value, and actual costs of work performed. The report will be submitted monthly to BARDA for review.

Milestones:

1.4.5	Supplemental Monthly CAP Report – Delivery to and acceptance by BARDA.

Deliverables:

1.4.5	Supplemental Monthly CAP Report – Provided monthly to detail time phased budget, earned value, and actual costs of work performed as captured by Avita’s EVM systems.

2.	Non-Clinical Objectives

2.1	Efficacy and Safety

WBS# and Title	Milestone	Deliverable
CLIN0001A

2.1.1.1 Updated training resources for mass casualty	Effective training for mass casualty event.	Updated user training documentation

2.1.2 Biocompatibility review	Biocompatibility review complete	Biocompatibility Review Report

2.1.3 Human Factors	FDA requests human factors studies	Human factors studies submitted to FDA

2.1.4 FDA-compliant design documentation	Completion of backup documentation for PMA module 1.	QSR-mandated design control documents and supporting lab test results

2.1.5 Compassionate Use IDE	Deliver to BARDA the annual IDE report on Compassionate Use.	Annual IDE report on Compassionate Use.

Avita Medical Statement of Work, 09/18/2017 HHS0100201500028c	Page 6

WBS# and Title	Milestone	Deliverable
CLIN0001A

2.1.6.1 Continued Access IDE 13053	Deliver to BARDA the clinical trial protocol (CTP) on Continued Access.	Clinical trial protocol (CTP) on Continued Access.

2.1.6.2 Annual IDE Report	Deliver to BARDA the Annual IDE reports	Annual IDE reports

2.1.6.3 Final Clinical Study Report	Deliver to BARDA the Final Clinical Study Report	Final Clinical Study Report

2.1.7 Burn Center Reimbursement educational materials	Deliver to BARDA the Guidance materials on reimbursement.	Guidance materials on reimbursement.

2.1.8.1 Kick-off Meeting & Project Management	Complete Kick-off Meeting	MS PowerPoint presentation outlining understanding of goals, objectives, anticipated approach, and project deliverables, milestones, and timeline.

2.1.8.2 Targeted Literature Search	Complete Literature Search	Draft and final literature review search strategy in MS Word

2.1.8.3 Focusing goals	Complete Briefing which defines focus of goals	A brief MS PowerPoint presentation outlining options for the model framework

2.1.8.4 Model Storyboard	Completion of Model Storyboard	Draft and revised model storyboards (MS PowerPoint).

2.1.8.5 KOL Engagement	Complete Recruitment of KOL’s	KOL recruitment and management (for 3 KOLs), draft and final KOL summary feedback (Word) for all KOL meetings, final storyboard (MS PowerPoint). KOL’s to be approved by BARDA.

2.1.8.6 Preliminary Model Programming and Results	Complete Preliminary Model	Preliminary model (MS Excel 2013 file for PC) and a presentation of preliminary findings in a MS PowerPoint slide deck to be shared with BARDA via WebEx or during an in-person meeting.

2.1.8.7 Final Model	Complete Final Model	Final model version (in MS Excel) and final results slides (in MS PowerPoint); quality assurance documentation (MS Word) can be made available upon request.

2.1.8.8 Technical Reporting	Complete Final Technical Report	Two drafts and a final version of a written technical report (MS Word).

2.1.1.1	Title: Updated training resources for mass casualty

Objective/Description of Work: Existing training manuals for use of the ReCell device are designed for a clinical/surgical setting by experienced clinicians. Led by the Director of Education, with support from the Education Specialist, Avita will develop a new training protocol sufficient for a mass casualty event for ReCell to be used by minimally trained personnel that may or may not have burn surgery experience. Target goal will be a one-hour training session to personnel at a trained medic level or higher. New training materials will be submitted to BARDA for review/feedback and then finalized.

Avita Medical Statement of Work, 09/18/2017 HHS0100201500028c	Page 7

Milestones:

2.1.1	Creation of training materials, including video, workshop/online course materials, reference guides, as determined in collaboration with BARDA

Deliverables:

2.1.1.1	Training materials as determined in collaboration with BARDA.

2.1.2	Title: Biocompatibility review complete

Objective/Description of Work: Full biocompatibility is demonstrated for EU and Australia, to ISO standards. The testing work needs to be done to US FDA standards. Results of biocompatibility review will be submitted to BARDA for review/feedback.

Milestones:

2.1.2	Biocompatibility submitted to FDA

Deliverables:

2.1.2	Biocompatibility Review Report draft and final report submitted. to BARDA and final report submitted to FDA

2.1.3	Title: Human Factors

Objective/Description of Work: Avita will conduct an evaluation to ensure that the ReCell devices meet usability guidelines when used by the intended user population. Avita will conduct all required studies and submit the results to BARDA for review and feedback. Upon BARDA approval, Avita will submit report to FDA.

Milestones:

2.1.3	Requested data/report submitted to FDA

Deliverables:

2.1.3	As requested by FDA, human factors draft and final reports submitted to BARDA and final data and report submitted to FDA

2.1.4	Title: FDA-Compliant Design Documentation

Objective/Description of Work: Avita’s recent gap analysis for PMA module 1 readiness indicates that in addition to biocompatibility testing Avita will need to create an FDA QSR-compliant design control document package, including backup lab test data and reports, including packaging testing. Avita will provide the various reports to BARDA, as requested, for review and approval prior to sending to FDA.

Milestones:

2.1.4.1	Functional Testing Complete

2.1.4.2	Packaging/Shipping Testing Complete

2.1.4.3	EMI/EMC Testing Complete

Avita Medical Statement of Work, 09/18/2017 HHS0100201500028c	Page 8

2.2	Non-clinical data sufficient for PMA module 1 of 1

Deliverables:

2.1.4	QSR-mandated design control documents and supporting lab test results –Avita will generate a design control document package that will meet current FDA requirements, in support of PMA module 1 of 1

2.1.5	Title: Compassionate Use IDE 15945

Objective/Description of Work: Avita’s Compassionate Use IDE provides a mechanism for surgeon access to ReCell as an investigational device, for patients presenting with life-threatening injuries for which there is insufficient donor skin for conventional autograft treatment. Requests, along with a letter of support, are evaluated for suitability and patients are approved by Avita on a case by case basis. Surgeons may request Compassionate Use regardless of their prior experience with ReCell and independent from their site’s participation in IDE 13053 for the study of burns). The Compassionate Use IDE provides for further experience in the use of ReCell, toward fulfilment of BARDA’s objective of familiarity/acceptance in US burn centers. Avita personnel travel to support these surgeries, and a 3`d-party CRO and an independent consultant are contracted to perform clinical monitoring for compliance with Good Clinical Practice. In-house regulatory personnel will draft associated regulatory submissions.

Milestones:

2.1.5	Deliver to BARDA the annual IDE report on Compassionate Use.

Deliverables:

2.1.5	Annual IDE report on Compassionate Use.

2.1.6	Title: Continued Access IDE 13053

Objective/Description of Work: FDA may allow continued enrollment of subjects after the controlled clinical trial under an IDE has been completed in order to allow access to the investigational medical device while the marketing application is being prepared by the sponsor or reviewed by FDA. Under this policy, a sponsor may propose to conduct an “extended” clinical trial if: 1) there is a public health need for the device and 2) there is preliminary evidence that the device is likely to be effective and no significant safety concerns have been identified for the proposed indication. Avita will submit CTP001-7 to the FDA to allow Continued Access of ReCell at up to 15 clinical sites for treatment of up to an additional 100 patients. As with Compassionate Use, this positions the US burn centers to be more effective in the event of a mass casualty. Onsite training of burn centers will be required, and a 3rd-party CRO will be contracted for clinical project management, clinical data management and clinical monitoring, for compliance with IDE requirements.

Milestones:

2.1.6.1	Continued Access IDE 13053 – Delivered to BARDA

2.1.6.2	Annual IDE Report Delivered to BARDA

2.1.6.3	Final Clinical Study Report – Delivered to BARDA

Avita Medical Statement of Work, 09/18/2017 HHS0100201500028c	Page 9

Deliverables:

2.1.6.1	Continued Access IDE 13053 Report

2.1.6.2	Annual IDE Report

2.1.6.3	Final Clinical Study Report

2.1.7	Title: Reimbursement

WBS# and Title	Deliverable
CLIN0001A

2.1.7 Burn Center Reimbursement educational materials	Guidance materials on reimbursement.

Objective/Description of Work: Reimbursement coding is central to establishing familiarity and acceptance of a new product in healthcare. Avita will hire a Reimbursement Manager to establish coding mechanism(s) for ReCell, and this information will be integrated into the educational material provided to burn centers. The support of expert consulting is also anticipated.

Milestones:

2.1.7	Guidance materials on reimbursement – Delivered to BARDA

Deliverables:

2.1.7	Guidance materials on reimbursement

2.1.8	Title: Modeling the Economic Benefits of Medical Countermeasures

Objective/Description of Work: Avita will work with a Subject Matter expert to develop a generic model for cost and economic impact in burn care with introduction of ReCell technology as a candidate for evaluation, both at the single-center level, and a multi-center (commercial) use. The model (aka tool) will allow for evaluation of cost impact on burn care from use of specific products as well as broader economic impact. The tool is expected to be self-standing and include access to other required information such as databases necessary for full functionality and use of the software. Other features of the model will include:

a.

A comprehensive review of parameters which influence the integrated cost impact on burn care (and broader economic impact) both directly or indirectly would be identified and evaluated. Such parameters may include but are not limited to impact of resources (surgical and non-surgical) personnel time, material resources as well tangible changes to the clinical outcomes (example, length of hospital stay or ICU days). Impact of product launch pricing models and potential market share over time may also be included in the tool.

b.

The tool will be designed to predict costs and benefits associated with the care of burn patients based on (i) specifiable characteristics of a hypothetical group of patients (e.g. in terms of burn severity, number of patients, etc) and (ii) modeled changes to fundamental cost drivers associated with particular changes in practice as a result of introduction of the new product and associated downstream impact. As such, the financial and economic impact of introduction of medical countermeasures, alone and in combination, may become predictable.

Avita Medical Statement of Work, 09/18/2017 HHS0100201500028c	Page 10

c.

Avita will test the tool with available data and assumptions and iteratively develop in consultation with the experts to refine the model using ReCell data as well as to ensure the generic nature of the cost and economic Impact tool.

d.

For this effort it is recognized that definitive burn care is typically provided over time and that care treatments/procedures change as burn etiology evolves. This has allowed for identification of distinct treatment areas within the definitive care continuum. New products (such as Avita’s ReCell) directed at such treatment targets are expected to have an impact on the cost effectiveness of burn care, which represents the over-arching scope of this effort.

e.

For the sake of comprehensive analysis under this effort, an exhaustive list of parameters (preferably ranked) shall be identified and qualified to be measurable within the following treatment targets in the continuum of definitive care: (1) debridement, (2) application of skin substitutes (which eliminate autografting), (3) autograft sparing technology, and (4) adjuncts to enhance/accelerate healing.

f.

The overall capability of the tool is to capture the key parameters across this continuum wherein impact of any new products altering these key parameters within a treatment area, objectively demonstrates a clear, measurable value proposition (or a lack thereof) in the overall cost effectiveness and other attributes. The tool would also feature an ability to be customized either by turning on or off the key parameters or add a user chosen parameter, based on relevance to target area.

g.	Based upon a competitive selection process between three potential SME’s, [**] is the primary candidate for this project. A designated panel of experts should be accessible.

2.1.8.1	Title: Kick-off Meeting & Project Management

Objective/Description of Work: A Kick-off meeting will be conducted to:

•	Introduce the project team members

•	Discuss KOL selection process;

•	Review and confirm the goals of the project;

•	Finalize the approach to the project phases; and

•	Review anticipated project deliverables, milestones and timelines (Gantt chart).

Milestones:

2.1.8.1	Complete Kick-off Meeting

Deliverable:

2.1.8.1	MS PowerPoint presentation outlining understanding of goals, objectives, anticipated approach, and project deliverables, milestones, and timeline.

2.1.8.2	Title: Targeted Literature Search

Objective/Description of Work: Develop literature search strategy and obtain agreement with BARDA. Perform literature search and report on results.

Milestones:

2.1.8.2	Complete Literature Search

Avita Medical Statement of Work, 09/18/2017 HHS0100201500028c	Page 11

Deliverable:

2.1.8.2	Draft and final literature review search strategy in MS Word.

2.1.8.3	Title: Focusing goals

Objective/Description of Work: Compile a preliminary burn care model structure and identify any key points that may require discussion and agreement between project participants. Develop a discussion deck (in MS PPT) that outlines options for the model framework, including a detailed proposed structure. The deck will be used to facilitate an interactive discussion with BARDA.

Milestones:

2.1.8.3	Complete Briefing which defines focus of goals

Deliverable:

2.1.8.3	A brief MS PowerPoint presentation outlining options for the model framework and structure to facilitate discussion; appended summary of action items.

2.1.8.4	Title: Model Storyboard

Objective/Description of Work: Develop a Model Storyboard, which is a detailed plan for the model, intended to provide an opportunity for discussion and agreement with BARDA, prior to programming. This storyboard will include the model structure to facilitate cost-effectiveness and budget impact assessments, detailed parameter types (including all clinical inputs and costs), with referenced default values for all variables, as well as model user-functionality and model outputs.

Although this model will be developed to have a generic structure, the storyboard and model development will be performed to permit evaluation of Avita’s ReCell technology. One primary comparator (e.g. a standard autograft procedure) will serve as the base case for the cost-effectiveness evaluation, and will focus the storyboard accordingly with detailed input values around ReCell and the base case comparator. The model will be developed to include up to three (3) dummy comparators to permit exploration of additional interventions at points along the burn care pathway, but data specific to these hypothetical interventions will not be included in the storyboard or analyses. Because the US model may be used in discussions with different types of stakeholders, it is anticipated that the storyboard will include information to inform different perspectives, including hospital perspective, payer perspective, and at BARDA’s option, societal perspective. Differences between these may include time horizon (shorter term for hospital perspective) and cost inputs. It is assumed that budget impact calculations will rely on the same underlying structure and inputs as are used for the cost- effectiveness model, and thus gain efficiencies between the two analysis types. However, pricing predictions, market uptake assumptions and market share distribution will be required from marketing research. Any additional detailed clinical and cost input values not available from other sources may be solicited from KOLs (e.g. likely resource use assumptions); based on discussion with KOLs, however, a survey or database analysis Optional Task may be desired to obtain the best possible data.

Avita Medical Statement of Work, 09/18/2017 HHS0100201500028c	Page 12

After presentation of the storyboard to BARDA, comments received during this meeting and any additional consolidated comments received in the following week will be incorporated into a storyboard revision. Input from all internal stakeholders at this phase will ensure the model contains the appropriate elements and addresses key considerations. This revision will serve as the platform for the first KOL engagement.

Milestones:

2.1.8.4	Completion of Model Storyboard

Deliverable:

2.1.8.4	Draft and revised model storyboards (MS PowerPoint).

2.1.8.5	Title: KOL Engagement

Objective/Description of Work: Engage three KOLs for the following:

•	One hour each for a meeting to collect feedback on the proposed model storyboard;

•	One additional hour each to help fill any key model data gaps (e.g. providing resource use assumptions);

•

A two-hour advisory panel (joint meeting) for a discussion of the preliminary model and results. (At Avita’s option, this may be redefined as a half-day advisory board with KOLs and all project participants. Please see Optional Tasks.)

Engage with the KOLs via teleconference, utilizing presentation materials generated during other project tasks, including the storyboard and preliminary model results presentation. Provide a short written summary of meeting minutes and implications for analysis following ach discussion. Following one round of review, the summary of feedback (meeting minutes) document will be considered final, and details will be incorporated into a final version of the storyboard.

The budget assumes [**] US-based KOLs. Payment of honoraria will be contracted in accordance with Avita governance procedures. Any fees paid by will be considered as pass-through costs to BARDA and will be clearly reported and documented.

Milestones:

2.1.8.5	Complete Recruitment of KOL’s

Deliverable:

2.1.8.5	KOL recruitment and management (for [**] KOLs), draft and final KOL summary feedback (Word) for all KOL meetings, final storyboard (MS PowerPoint). KOL’s to be approved by BARDA

2.1.8.6	Title: Preliminary Model Programming and Results

Objective/Description of Work: Initiate programming the model for use on a PC platform with MS Excel 2013. Populate the model with parameter estimates, and use the model to generate preliminary estimates of the cost- effectiveness of using ReCell technology vs a chosen appropriate comparator available perspectives (e.g. hospital, payer, and

Avita Medical Statement of Work, 09/18/2017 HHS0100201500028c	Page 13

(optional) US society), and of the budget impact of adding ReCell to the available burn care therapies. Include up to [**] dummy comparators into the model (one for each phase of the burn care pathway) to permit evaluation of the impact of other therapeutic options. Model programming will also include a univariate sensitivity analysis function to identify the most sensitive parameters in the model, displayed as a tornado diagram for convenient interpretation and reporting.

At this stage, Avita will outline preliminary model results, and will present the draft results to BARDA to obtain internal feedback, and also deliver the preliminary model to ensure transparency.

After collecting initial feedback from BARDA, engage the [**] KOLs in a single 2-hour meeting for collective review and validation.

Milestones:

2.1.8.6	Complete Preliminary Model

Deliverable:

2.1.8.6	Preliminary model (MS Excel 2013 file for PC) and a presentation of preliminary findings in a MS PowerPoint slide deck to be shared with Avita via WebEx or during an in-person meeting.

2.1.8.7	Title: Final Model

Objective/Description of Work: Develop the final version of the model and update the preliminary results slides with final results to be shared with BARDA via WebEx or during an in-person meeting. The model will be developed for two US perspectives, and at BARDA’s option, may include a third. The scope of work assumes that the costing model will contain two perspectives (hospital, payer), and one primary comparator to ReCell (e.g. standard of care autografting), with dummy structure for [**] additional comparators (i.e. intervention-specific data will not be prepopulated for these dummies).

Milestones:

2.1.8.7	Complete Final Model

Deliverable:

2.1.8.7	Final model version (in MS Excel) and final results slides (in MS PowerPoint); quality assurance documentation (MS Word) can be made available upon request.

2.1.8.8	Title: Technical Reporting

Objective/Description of Work: Prepare a written report which includes a description of the project objectives, methods (including structure, referenced parameter values, and analytic outcomes), results, and concluding summary of the results (520 pages).

Milestones:

2.1.8.8	Complete Final Technical Report

Deliverable:

2.1.8.8	Two drafts and a final version of a written technical report (MS Word).

Avita Medical Statement of Work, 09/18/2017 HHS0100201500028c	Page 14

2.1.8.9	Title: Optional Supplemental Project Tasks

Objective/Description of Work: The following is a list of representative tasks that may be required. This task list may be modified and/or supplemented in accordance with written direction and approval from BARDA.

•	Option 1: Abstract and poster

•	Option 2: Scientific manuscript

•	Option 3: Adding societal perspective to the model

•	Option 4: Expert survey to obtain missing data

•	Option 5: Database analysis to obtain missing data

•	Option 6: Half-Day advisory board to review and discuss preliminary model

•	Option 7: Dynamic summary report

•	Option 8: iPad tool adaptation

•	Option 9: Bank of Hours to Support Scope Amendments

•	Option 10: Detailed Analysis of Patient Level Data:

•

Analysis will include ICD codes (such as under ICD9, 10 ),HCPCS code-Level data, CPT code-Level data, Revenue code-Level data and other data sources such as the Healthcare Blue Book. These data can be used to assess data provided by providers on resource use (hospital LOS, frequency of dressing changes, use of diagnostics and disposables, blood transfusions, escharotomies, autografting, etc.) at each stage in the treatment timeline (debridement, autografting, etc.)

2.3	Stability and Review of Extended Shelf Life

WBS# and Title	Milestone	Deliverable
CLIN0001

2.3.1 Stability Plan	Expiration limiting components identified and plan developed to extend to 4-year target	Stability Plan

2.3.6 Stability Report (accelerated aging)	Accelerated aging testing results complete	Stability report

2.3.7 Stability report (real- time aging)	Real-time aging testing results complete	Stability report

2.3.8 Review of extended shelf life	New expiry limits determined	Results report submitted to BARDA

2.3.9 Revisions to labeling	Stability extension submission	Shelf life report and revised labeling submitted to FDA

2.3.1	Title: Stability Plan

Objective/Description of Work: Avita will develop a stability plan that will outline the testing necessary to extend the shelf life of the ReCell unit to 4 years in order to minimize product losses due to expiry. Avita will focus on specific expiration-limiting components (enzyme and buffer, RPU, and nozzle). Avita will design and execute on a stability testing plan to verify stability for extension of shelf life. Reports will be submitted to BARDA detailing the shelf life of ReCell units. Labeling will be modified based on new expiries and submitted to FDA to approval.

Avita Medical Statement of Work, 09/18/2017 HHS0100201500028c	Page 15

Milestones:

2.3.1	Expiration limiting components are identified and a plan is developed to extend ReCell unit to a target of 4-year expiry.

Deliverables:

2.3.1	Stability plan outlining all necessary real-time and accelerated aging testing required to justify expiry.

2.3.6	Title: Stability Report (accelerated aging)

Objective/Description of Work: Following accelerated aging testing, a report will be prepared outlining the product performance. The report will detail whether expiry targets were achieved. If targets were not achieved, a plan will be provided detailing further modifications or a plan for acceptance of a new expiry target. Avita will submit to BARDA for review and comments.

Milestones:

2.3.6	Stability testing results complete.

Deliverables:

2.3.6	Stability report detailing product performance for ReCell components after aging

2.3.7	Title: Stability Report (real-time aging)

Objective/Description of Work: Following real-time aging testing, a report will be prepared outlining the product performance. The report will detail whether expiry targets were achieved. If targets were not achieved, a plan will be provided detailing further modifications or a plan for acceptance of a new expiry target. Avita will submit to BARDA for review and comments.

Milestones:

2.3.7	Stability testing results complete.

Deliverables:

2.3.7	Stability report detailing aged performance for ReCell components

2.3.8	Title: Review of extended shelf life

Objective/Description of Work: Avita will prepare a report for BARDA detailing the changes product shelf life. Avita will report on the plan for accordingly revised product labeling to be submitted to FDA.

Milestones:

2.3.8	Delivery of report of extended shelf life

Deliverables:

2.3.8	Shelf life report delivered to BARDA for review, followed by a report detailing plans for FDA submission, and implications for the VMI.

2.3.9	Title: Revisions to labeling

Objective/Description of Work: Avita will revised the product labeling to reflect new shelf life parameters, and will submit to FDA.

Avita Medical Statement of Work, 09/18/2017 HHS0100201500028c	Page 16

Milestones:

2.3.9	FDA approval of revised product labeling

Deliverables:

2.3.9	New product labeling and FDA submission for review/approval of new product labeling.

3	Clinical

3.1	Pivotal Clinical Trials

WBS# and Title	Milestone	Deliverable
CLIN0001

3.1.1.4 Clinical Study Report	CTP001-5 Clinical Study Report (CSR), review complete	CTP001-5 Clinical Study Report (CSR), review/submit to FDA

3.1.2.6.1 Statistical Analysis (9mo)	Statistical analysis complete	CTP001-6 Tables, Listings & Figures (i.e. Statistical analysis output)

3.1.2.6.2 Clinical Study Report (9mo)	CTP001-6 Initial (9- months) CSR complete	CTP001-6 Initial (9-months) CSR, review (PMA module 3 of 3)

3.1.2.6.4 Statistical Analysis (12mo)	Statistical analysis complete	CTP001-6 Tables, Listings & Figures (i.e. Statistical analysis output)

3.1.2.6.5 Clinical Study Report (12mo)	CTP001-6 Final (12- months) CSR complete	CTP001-6 Final (12-months) CSR, review

3.1.2.8	Title: Final CSR Review; Sufficiency for FDA submission

Objective/Description of Work: Pivotal Clinical Trials encompass two ongoing clinical protocols: CTP001-5 (deep partial-thickness) and CTP001-6 (mixed depth including full-thickness). Both studies show definitive closure using less donor skin with ReCell as compared to standard care, and are also looking at long-term scar outcomes. The clinical study report (CSR) from CTP001-6 is the primary component of PMA module 3 of 3. All CSR reports, statistical analysis results, and final CSR reviews will be submitted to BARDA for review and comment prior to submitting to FDA.

Milestones:

3.1.1.1	Last subject last visit for CTP001-5 (complete)

3.1.1.4	Clinical Study Report complete for CTP001-5

3.1.2.1.1	FDA Statistical Analysis Plan submitted and approved by FDA for CTP001-6 (complete)

3.1.2.3.2	Last subject last visit for CTP001-6

3.1.2.6.4	CRO completes 9-month statistical analysis for PMA module 3 of 3.

3.1.2.8	Final CSR review complete and data is determined to be sufficient for FDA submission

Deliverables:

3.1.1.4	CTP001-5 Clinical Study Report (CSR)

3.1.2.6.1	CTP001-6 9-month Tables, Listings & Figures (i.e. Statistical analysis output)

3.1.2.6.2	CTP001-6 Initial (9-months) CSR (for PMA module 3 of 3)

3.1.2.6.4	CTP001-6 12-month Tables, Listings & Figures (i.e. Statistical analysis output)

3.1.2.6.5	CTP001-6 Final (12-months) CSR

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4	Regulatory

4.1	Pre-Emergency Use Authorization

WBS# and Title	Milestone	Deliverable
CLIN0001

4.1 Pre-Emergency Use Authorization	Avita completes all submissions needed for EUA	All data requested by BARDA to obtain pre-EUA

4.1	Title: Pre-Emergency Use Authorization

Objective/Description of Work: Avita will support BARDA/HHS in obtaining a Pre-Emergency Use Authorization for the ReCell device. All required studies, reviews, reports, and analyses will be provided as requested.

Milestones:

4.1	Avita completes all submissions needed for EUA

Deliverables:

4.1	Submission to BARDA/HHS of all required materials needed for Pre-EUA.

4.2	Premarket Approval (PMA)

WBS# and Title	Milestone	Deliverable
CLIN0001

4.2.2.1.4 Module 1 Submission	Module 1 package assembled	Module 1 package to FDA

4.2.2.2.4 Module 2 Submission	Module 2 package assembled	Module 2 package to FDA

4.2.2.3.4 Module 3 Submission	Module 3 package assembled	Module 3 package to FDA

4.2.2.5.3 Create action plan to address panel recommendations	FDA Panel Meeting	Action Plan

4.2.2.1.4	Title: Module 1 PMA Submission

Objective/Description of Work: Avita will prepare a complete PMA package with modular submissions for FDA review and approval. The PMA package will consist of three PMA modules. Module 1 will focus on non-clinical data.

Milestones:

4.2.2.1.4	Module 1 package assembled

Deliverables:

4.2.2.1.4	Module 1 submission to FDA – Module 1 includes biocompatibility, human factors, shipping/packaging validation, EMI/EMC, and all other required non-clinical data.

4.2.2.2.4	Title: Module 2 PMA Submission

Objective/Description of Work: Avita will prepare a complete PMA package for FDA approval. The PMA package will consist of three PMA modules. Module 2 will focus on manufacturing data.

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Milestones:

4.2.2.2.4	Module 2 package assembled

Deliverables:

4.2.2.2.4	Module 2 submission to FDA – Submission will include the principles of operation, quality system and manufacturing documentation, sterilization, shelf-life information, and packaging information.

4.2.2.3.4	Title: Module 3 PMA Submission

Objective/Description of Work: Avita will prepare a complete PMA package for FDA approval. The PMA package will consist of three PMA modules. Module 3 will focus on clinical data. Module 3 will be submitted to BARDA for review and approval, followed by submission to FDA.

Milestone:

4.2.2.3.4	Module 3 package assembled and approved by BARDA

Deliverables:

4.2.2.3.4	Module 3 submission to FDA – Submission will include the CTP001-6 clinical data labels and manuals, draft post-marketing plan (CoA study protocol) and bibliography.

4.3	Title: BIMO Mock Audit and Enhanced in-house support of the PMA Pathway

WBS# and Title	Milestone	Deliverable
CLIN0001

4.3.1	Complete Remediation of Trial Master Files	Submit BIMO Mock Audit Report and remedial action plan.

Objective/Description of Work: Prepare for and execute a BIMO Mock Audit to review the Trial Master Files (TMF) at Avita and to audit the site files of three selected burn centers participating in IDE 13053. Avita will subsequently prepare a remedial action plan, and then correct deficiencies as identified by the mock auditing. The status of the remediation activity will be reported in Avita’s monthly progress report to BARDA. Ensure availability of in-house regulatory, quality, engineering and manufacturing subject matter experts to respond to the following:

•	Clinical and non-clinical data questions, findings, deficiencies & remediation.

•	Technical and regulatory questions from BARDA and FDA in response to Avita’s submission of documents and reports.

•	Implementation of design and manufacturing change requests and process improvements as a result of review and feedback.

Milestone:

4.3.1	Complete Remediation of Trial Master Files

Deliverables:

4.3.1	Submit BIMO Mock Audit Report and remedial action plan.

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5	Product Development for mass casualty/VMI

5.1	Requirement Gathering, 5.2 Product Design, 5.3 Systems Requirements and Design Review, and 5.4 CDC Quality Agreement

WBS# and Title	Milestone	Deliverable
CLIN0001

5.3 Systems Requirements (VMI optimization) and Design Review	Review of VMI optimized product design package complete	Product optimized for VMI Design Package

5.4 CDC Quality Agreement	Executed CDC Quality Agreement	CDC Quality Agreement

5.3, 5.4	Title: Systems Requirements (VMI optimization) and Design Review

Objective/Description of Work: In order to develop a product ready for manufacturing and stockpiling, Avita will work with BARDA to first gather the requirements for DFM/DFA, inventory management and any other requirements. Based on the requirements, Avita will initiate Product Design to all ensure the product will meet specifications. This includes design and review for any changed or affected part: Components, Subassembly, Product System, and Packaging Design. Document package will be sent to BARDA for review. Avita will work with CDC to establish a quality agreement, if required.

Milestones:

5.1	Requirements document compiled from BARDA

5.2.1.2	Component Design Review complete

5.2.2.2	Subassembly Design Review complete

5.2.3.2	Product System Design Review complete

5.2.4.2	Packaging Design Review complete

5.3	Full systems requirements and design review complete and approved by BARDA

5.4	If required, establish quality agreement with CDC for supporting VMI

Deliverables:

5.3	System Requirements and Design Review – A system requirements and design review report will be submitted to BARDA containing the requirements and the design changes made to meet those requirements.

5.4	Agreed upon CDC quality agreement for supporting VMI (if required)

5.5	Verification and Validation

WBS# and Title	Milestone	Deliverable
CLIN0001

5.5 Verification and Validation Report	V&V verifies product meets specifications and requirements	V&V Report

5.5	Title: Verification and Validation Report

Objective/Description of Work: Verification & Validation are used to verify that the product meets the specifications and requirements and address the intended purpose. Verification demonstrates that the product meets specification and Validation demonstrates fitness of use for the intended purpose. Once V&V results are positive, the product is ready to release to manufacturing. Avita will submit a report to BARDA detailing the results of the V&V analysis.

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Milestones:

5.5	Testing and analysis indicate that the product meets specification and intended purpose.

Deliverables:

5.5	V&V Report - Avita will submit a report to BARDA detailing the results of the V&V analysis.

6	QSR

6.1	Quality System Preparedness

WBS# and Title	Milestone	Deliverable
CLIN0001

6.1.3 3rd Party Audit	Audit completed	QSR Audit Report

6.1.3	Title: 3rd Party Audit

Objective/Description of Work: The US FDA Quality System Regulation (QSR) describes the environment under which medical device firms must operate. This task involves preparing the Avita quality systems for FDA review and inspection, and verifying compliance with FDA requirements. Avita hired an external 3rd party auditor to complete a QSR gap analysis. Following the audit a gap assessment was prepared and presented to Avita from the 3rd party auditor. Avita will develop a Gap Corrective Action plan to address any gaps identified. This will support PMA submission. Once the corrective action plan has been implemented and changes are in place a mock audit will be performed by a 3rd party auditor in preparation for an expected FDA inspection during PMA review.

Milestones:

6.1.1	Gap Assessment

6.1.2	Gap corrective action performed and all systems brought into compliance

6.1.3	Mock QSR audit

Deliverables:

6.1.3	QSR 3rd Party Audit Report - Avita will submit a report to BARDA detailing the results of the final QSR audit.

6.2	Commercial Manufacturing

WBS# and Title	Milestone	Deliverable
CLIN0001

6.2.1. Commercialization Plan and Gap Analysis	Completion of commercialization plans	Final Commercialization Plan

6.2.2.4 Validation Report	IQ/OQ/PQ process validations complete	Validation Report

6.2.1	Title: Commercialization Plan and Gap Analysis

Objective/Description of Work: Perform a gap analysis to assess commercialization readiness and draft a commercialization plan in support of market entry. Tasks include, as necessary, establishing SKU#, Supply chain and vendor qualifications, raw material inventory, sterilization, packaging, and labeling, and lot release.

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Milestones:

6.2.1.1	Commercialization Gap Assessment completed

6.2.1.2	Commercialization Plan Draft created, reviewed with BARDA

6.2.1.3	Commercialization Plan finalized.

Deliverables:

6.2.1.1	Commercialization Gap Assessment Report

6.2.1.2	Commercialization Plan draft and final versions reviewed and submitted to BARDA.

6.2.2.4	Title: Validation Report

Objective/Description of Work: Process validation involves the collection and evaluation of data from the processes used to produce the product. Avita’s commercial manufacturer will lead the effort in manufacturing, under close supervision and collaboration with Avita. Sterile packaging will be a primary focus of the validation effort to ensure repeatable package integrity and valid sterilization processes. Process validations will include 10/0Q/PQ and final validation. Avita will present a final report detailing the results of the validation analysis.

Milestones:

6.2.2.1	IQ, Installation Qualification complete

6.2.2.2	OQ, Operation Qualification complete

6.2.2.3	PQ, Process Qualification complete

Deliverables:

6.2.2.4	Validation Report - Avita will submit a report to BARDA detailing the results of the process validation analysis.

CLIN 0002 – Base Period

7	Procurement

7.1	Acquisition

WBS# and Title	Milestone	Deliverable
CLIN0002

7.1.1.2 Product Manufacturing	Order Received	Initial Product

7.1.1.3 Deploy product to VMI sites	Product shipped to sites	Product deployed

7.1.1.2	Title: Product Manufacturing

Objective/Description of Work: Upon authorization from BARDA, Avita will cause the production and delivery of ReCell devices. Upon receiving the order Avita will authorize the manufacturer to procure supplies for the manufacture of the devices and preparing designated inventory locations.

Milestones:

7.1.1.1	Order Received

7.1.1.2	Delivery of specified quantity of units to VMI.

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Deliverables:

7.1.1.2	Initial Product Upon receiving the procurement order from BARDA, Avita will manufacture ReCell devices.

7.1.1.3	Product integrated into VMI and available for deployment

7.2.1	Title: Gather VMI Requirements

Objective/Description of Work: Avita will work with USG to identify all VMI requirements, and prepare a document detailing the requirements.

Milestones:

7.2.1	All VMI requirements agreed upon with BARDA

Deliverables:

7.2.1	VMI Requirements Document – Report detailing the agreed upon requirements for VMI.

7.4	Sustainment/Stockpile Management

WBS# and Title	Milestone	Deliverable
CLIN0002

7.4.1 Inventory Management	Quarterly inventory reports	Inventory Management Report

7.4.1	Title: inventory Management

Objective/Description of Work: Inventory management encompasses activities that occur after the inventory is on site and the inventory system is in operation. The purpose is to ensure ongoing compliance with the stockpiling requirements, and manage replenishment to ensure unit availability in emergency situations. Site environments will continue to be monitored through the lifetime of the contract for compliance with environmental requirements, and inventory controls will be followed. Site performance will be monitored periodically, supplemented by BARDA site visits. Plans will be executed to replenish expiring goods and units will be reworked as needed to maintain currency. Avita will present to BARDA Inventory Management Reports detailing the status and activities at all VMI locations at a frequency determined appropriate by BARDA and Avita.

Milestones:

7.4.1	Quarterly inventory reports

Deliverables:

7.4.1	Inventory Management Report

Avita Medical Statement of Work, 09/18/2017 HHS0100201500028c	Page 23

Avita Medical OPTION SOW

Summary Table

CLIN	WBS 1st Level Element	Title	Objectives

0003	3	CoA Study	• Complete Post-Approval (conditions of approval) study, as required by FDA

0004	3, 4	Pediatric Studies	• Complete pediatric clinical trials per FDA requirements and BARDA guidance

0005	7	Procurement (Surge)	• Execute acquisition contact • Expand VMI as necessary • Manage inventory

0006	7	Procurement (Surge)	• Execute acquisition contact • Expand VMI as necessary • Manage inventory

0007	7	Procurement (Surge)	• Execute acquisition contact • Expand VMI as necessary • Manage inventory

0008	7	Procurement (Surge)	• Execute acquisition contact • Expand VMI as necessary • Manage inventory

Overview

Avita has defined three option periods covering the Conditions of Approval (CoA) study after FDA approval of the ReCell Device (CLIN 0003), a Pediatric study to expand the indications for ReCell for a broader pediatric demographic, if necessary, for ReCell (CLIN 0004), and for the procurement of additional ReCell devices beyond the initial acquisition (CLIN0005). Note: Updated SOW(s) will be provided to BARDA based on FDA feedback to support the execution of each CLIN. The accompanying budget(s) will also be updated to align with the revised SOW(s).

The purpose of the CoA, CLIN 0003, is to provide longer-term evaluation of the ReCell device after FDA approval, in order to track and confirm that any post-market commitments are addressed by Avita.

The purpose of the Pediatric Study, CLIN 0004, is to expand the approved range of patients for ReCell, specifically for pediatric patients, beyond those originally approved during the PMA process. The specific study design and objectives will be based on the PMA approval outcomes as well as consultation with BARDA, and will be intended to expand the range of patients able to be treated by ReCell.

Surge acquisition, CLIN 0005, will support additional acquisition of ReCell devices by BARDA, CDC, or other stakeholders.

Avita Medical Statement of Work, 09/18/2017 HHS0100201500028c	Page 24

CLIN 0003 Option – CoA Study

3	Clinical

3.3	Post approval (Condition of Approval Study)

WBS# and Title	Milestone	Deliverable
3.3.1.2 Submit protocol to BARDA for review	Protocol developed	Study Protocol

3.3.6.1 Statistical analysis	Statistical analysis complete	Tables, Listings & Figures (i.e. Statistical analysis output)

3.3.6.2 Clinical study report	CSR complete	CSR, review/submit to FDA

3.3.6.4	Title: Final CoA CSR Review; Sufficiency for FDA submission

Objective/Description of Work: Post approval (COA study) will be carried out if an additional study is required by FDA as a condition of PMA approval. If a COA study is required, a new clinical study will need to be prepared and approved, including protocol with inclusion and exclusion criteria, endpoints, and IDE application written and submitted, FDA approval of the IDE, local IRB approval, clinical study site agreements, and local ethics approvals. The study protocol and all CSR reports, statistical analysis results, and final CSR reviews will be submitted to BARDA for review and comment prior to submitting to FDA.

Milestones:

3.3.1.1	Protocol developed

3.3.2.2	Last subject last visit

3.3.6.1	CRO completes statistical analysis

3.3.6.2	Final CSR review complete and data is determined to be sufficient for FDA submission

Deliverables:

3.3.1.2	Study Protocol submitted to BARDA

3.3.6.1	Tables, Listings & Figures (i.e. Statistical analysis output)

3.3.6.2	CSR, review/submit to FDA

CLIN 0004 – Option – Pediatric Study

Summary Table

CLIN	WBS 1st Level Element	Title	WBS 2nd Level Element	Objectives
0004	1	Project Management	• 1.1 • 1.2 • 1.4	• Provide Internal Project Management • Provide Contract Management • Establish Baseline and provide EV CPR Reports

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CLIN	WBS 1st Level Element	Title	WBS 2nd Level Element	Objectives
	2	Non-Clinical Objectives	• 2.1 • 2.2 • 2.3	• Quality Systems Upgrades • Update the Economic Benefits of Medical Counter Measures Model • Facilitate ReCell Sustainability through development of a robust commercialization plan

	3	Clinical Objectives	• 3.1 • 3.2	• Pediatric Studies for Expanded Labelling • Part 1 Donor site treatment in patients aged 1 – 16 years. • Part 2 Treatment of patients aged 1 – 16 years with partial thickness injuries.

	4	Regulatory Objectives	• 4.1	• PMA Supplements with expanded labelling for Donor Site Treatment and Pediatric partial thickness injury treatment • Facilitate FDA Panel Preparation Activities

1.	Program Management

1.1.	Internal Project Management

WBS# and Title	Milestone	Deliverable
1.1.1 Integrated Master Project Plan	Upon delivery to and acceptance by BARDA	All required elements of this plan as listed in the contract.

1.1.1.	Title: Integrated Master Project Plan

Objective/Description of Work: Avita will compile all necessary materials and finalize all aspects of the project related to preparing the Integrated Master Project Plan. This will include finalizing critical path milestones, Work Breakdown Structure (WBS), and Risk Mitigation Plan. The final deliverable of the IMPP will represent the finalization and approval of all project elements between Avita and BARDA.

1.2	Contract Management

WBS# and Title	Milestone	Deliverable
1.2.2 Reporting	Upon delivery to and acceptance by BARDA	All required reports as listed in the RFP and requested by BARDA

1.2.3	Title: Reporting

Objective/Description of Work: Avita will comply with all reporting requirements as outlined and formatted in the RFP and as requested by BARDA. All Report information will be consolidated into the reports generated for CLIN 0001.

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1.4	IMS and EVM

WBS# and Title	Milestone	Deliverable
1.4.2 Performance Measurement Baseline	Performance Measurement Baseline Review (PMBR)	Performance Measurement Baseline Review Plan and Required Components – A plan detailing a schedule of deliverables, costs, milestones, and risks that will serve as the basis for measuring project progress.

1.4.3 Integrated Master Schedule	IMS Approved by BARDA	The IMS shall be provided at the work package level in MS Project file format, for the PMBR and monthly thereafter, in order to monitor performance of the contract.

1.4.4 Monthly Earned Value Performance Report	Delivery to and acceptance by BARDA	Monthly Earned Value Performance Report

1.4.5 Supplemental monthly CAP report	Delivery to and acceptance by BARDA	Supplemental monthly CAP report

1.4.3	Title: Performance Measurement Baseline

Objective/Description of Work: The Performance Measurement Baseline will provide a master schedule of deliverables, costs, and milestones in order to completely cover all items in the SOW. All required components will be submitted to BARDA within 90 days of contract award. BARDA and Avita will mutually agree on the budget, schedule and technical plan baselines as a result of the PMBR.

1.4.3	Title: Integrated Master Schedule (IMS)

Objective/Description of Work: The IMS will be used to monitor performance against the contract. Avita will develop an IMS in a format approved by BARDA in order to track key milestones, Go/No Go decision gates. The IMS will contain baseline start and finish, forecast start and finish, actual start and finish, predecessor and/or successor. Avita will provide a baseline IMS for the PMBR and monthly updates thereafter.

1.4.4	Title: Monthly Earned Value Performance Report

Objective/Description of Work: The Monthly Earned Value Performance Report will be generated from Avita’s EVMS in order to track any project variances against the baseline. The report will contain technical, schedule, and cost status information in order to identify any issues that may impact project progress and/or cost.

1.4.5	Title: Supplemental Monthly CAP Report

Objective/Description of Work: The Supplemental Monthly CAP Report will be generated from Avita’s EVMS and will contain cost information to report on the time phased budget, earned value, and actual costs of work performed. The report will be submitted monthly to BARDA for review.

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2	Non-Clinical Objectives

2.1	Title Quality System Upgrades

WBS# and Title	Milestone	Deliverable
2.1.1 Quality System Upgrade	Completion of Quality Systems Audit by independent 3rd Party	Audit Report(s)

2.1.1	Title Quality System Upgrades

Objective/Description of Work: Perform additional independent 3rd party mock FDA audits and mitigation activities at Parker Hannifin and/or Avita Medical as required. Augment current Avita staff to oversee initial production builds to assure supplier compliance that all manufacturing records are accurate and complete (Quality Engineer). Additionally, we have recognized the need for a Quality Assurance/Regulatory Affairs Specialist to provide timely assessment of reports of device failure complaints and CAPA’s, providing more accurate and relevant analysis, administration and reporting. This position will also facilitate quality and regulatory development and review of manufacturing and product changes, PMA supplements and Annual Reports.

2.2	Title Update the Burn Care Pathway Model

Objective/Description of Work: Goals of the research: To add to the underlying calculations, data, interface and documentation of the existing Burn Care Pathway Model.

2.2.1	Title Update the Burn Care Pathway Model with Pediatric Data

Objective/Description of Work: Although the existing Burn Care Model includes pediatric patients as well as indeterminate deep partial or superficial partial thickness burns, assumptions are currently in place regarding burn management and relevant inputs. In particular, accuracy of diagnosis impacts whether a partial thickness burn is treated like a full thickness burn, or whether the burn is assumed to heal without grafting. Additionally, although resource use for children reflects smaller body surface area, other costs are assumed equivalent between children and adults due to lack of pediatric-specific expert insight. As Avita is currently planning two clinical trials to support the use of ReCell in pediatric patients with partial thickness burns, additional detail can be added to the model following completion of these protocols. All optional tasks will require review and discussion between BARDA and Avita for need and scope, prior to submission of a COA request to proceed being initiated.

WBS# and Title	Milestone	Deliverable
2.2.1.1 Trial-based resource use and costs	Data inputs incorporated into the Burn Care Pathway Model.	A summary file in MS Excel and data inputs incorporated into the Burn Care Pathway Model.

2.2.1.2 Clinical Trial Evidence Review and Storyboard	Completion of Storyboard	Storyboard Presentation

2.2.1.3 KOL Validation	KOL input compete	KOL proposed changes to validate model inputs.

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2.2.1.4 Model Update/Expansion & Preliminary Results	Completion of Proposed changes to existing Burn Care Pathway Model	A brief set of slides (<10) documenting the pediatric partial thickness burn scenario methods and results.

2.2.1.5 Model Finalization/Quality Control (QC) & Final Results	QC is complete and the model is locked down	Preliminary results slides will be updated to reflect final results

2.2.1.6 Updated Technical Reporting	Completion of updated written technical report for the Burn Care Pathway Model	Updated written technical report for the Burn Care Pathway Model

2.2.1.7 Title: Optional Additional Communications Presentations	Completion of Slide Presentation	Completed Slide Presentation

2.2.1.8 Title: Optional Abstract/Poster	Completion of Abstract/Poster	Completed Abstract/Poster

2.2.1.9 Title: Optional Manuscript	Completion of Manuscript	Completed Manuscript

2.2.1.1	Title: Trial-based resource use and costs.

Objective/Description of Work: [**] (QI) will aid with the identification of trial-based resource use and costs through manual processing and review of hospital billing records. Avita will facilitate acquisition of the hospital billing records through the trial. These files would be provided in a HIPAA-compliant manner to QI project team members (for up to 200 patients based on power calculations from the partial thickness burn protocol). Data would be extracted according to a pre-approved process and template. A summary file in MS Excel would be provided for review upon completion, and data inputs incorporated into the Burn Care Pathway Model.

2.2.1.2	Title: Clinical Trial Evidence Review and Storyboard

Objective/Description of Work:

•	Upon availability of the clinical trial evidence 01 will draft a brief set of slides detailing the specific fields that would be added to the model or updated using trial-based data;

•	QI would present this information for comment;

•	Upon receipt of consolidated feedback, QI will revise in a final storyboard prior to commencing with model changes.

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2.2.1.3	Title: KOL validation

Objective/Description of Work: Targeted conversations with at least two pediatric burn surgeons regarding the proposed changes to validate model inputs.

2.2.1.4	Title: Model Update/Expansion & Preliminary Results

Objective/Description of Work:

•	Following delivery of the final storyboard, QI will make proposed changes to the existing Burn Care Pathway Model, affecting both the underlying calculations and interface as relevant;

2.2.1.5	Title: Model Finalization/Quality Control (QC) & Final Results

Objective/Description of Work:

•	Upon review of the preliminary model and results, minor clarifications or additional explorations will be addressed as QI moves forward to finalize the model and initiate the QC process;

•	QC would include a full review, including ensuring that the following general areas have been examined (documentation available upon request):

•	Clarity (screen orientation and design, assumptions, referencing, inputs, results)

•	Accuracy (review input parameters/Visual Basic code/named ranges, formula auditing)

•	Consistency (naming conventions, graphics, logos)

•	Testing and model functionality (pressure testing with extreme values, scenario investigations)

•	Once QC is complete and the model is locked down, the preliminary results slides will be updated to reflect final results, and these will be shared again with Avita.

2.2.1.6	Title: Updated Technical Reporting

Objective/Description of Work: QI will also update the written technical report for the Burn Care Pathway Model, in order to ensure that documentation remains aligned with the model itself, thus facilitating continued use as new individuals may need to use the model.

2.2.1.7	Title: Optional Additional Communications Presentations

Objective/Description of Work: QI help to develop content for presentation materials to facilitate targeted internal or external communication (a single presentation of no more than 30 slides).

2.2.1.8	Title: Optional Abstract/Poster

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Objective/Description of Work: An abstract will be submitted to an appropriate industry conference meeting to be decided in consultation. This abstract will be written collaboratively. Once accepted, QI will develop the poster or presentation, in consultation, for presentation at the conference meeting.

2.2.1.9	Title: Optional Manuscript

Objective/Description of Work: Manuscript. 01 will prepare a manuscript for publication that summarizes the study’s methods and findings for this model expansion. From a process standpoint, the draft manuscript will be submitted to Avita for review and comment, after which 01 will make one round of revisions. After approval, QI will submit the manuscript to a peer-reviewed journal mutually agreeable to [**] and BARDA/Avita. QI will conduct one round of narrative revisions requested by journal reviewers and will resubmit once, if necessary. Substantial revisions requested by journal reviewers, including revisions that require additional data analysis, or a mutual decision to resubmit the manuscript to a separate journal, may require a scope amendment for this task. 01 adheres to authorship guidelines as established by ICMJE (www.icmje.org/ethicalalauthor.html).

2.2.2	Title Optional Tasks to Update the Burn Care Pathway Model with Outpatient Data

Objective/Description of Work: Optional work is proposed to add to or amend the underlying calculations, interface and documentation of the existing Burn Care Model, to support discussions regarding outpatient use of ReCell. All optional tasks will require review and discussion between BARDA and Avita for need and scope, prior to submission of a COA request to proceed being initiated.

2.2.2.1	Title Option 1: Burn Care Model Expansion: Outpatients

Objective/Description of Work: One possible use for ReCell technology is in an outpatient setting, to alleviate the need for inpatient beds or time, which would be highly valuable to relieve the bottlenecks in the event of mass casualty. While the burn care model has been established to make use of trial data and inpatient resource use and costing assumptions, the outpatient setting differs significantly, with changes needed to accommodate:

•	Defining the types of burns that could be managed in an outpatient setting (including primary outpatient intervention as well as post-discharge outpatient follow-up care);

•	Resource use specific to these burn types and outpatient facilities;

•	Unit costs specific to outpatient resource use.

WBS# and Title	Milestone	Deliverable
2.2.2.1.1 Option 1 Task 1 Evidence Review and Storyboard	Completed Storyboard Shell	Completed Storyboard Shell

2.2.2.1.2 Option 1 Task 2 KOL Interviews and Management	KOL Interviews Completed	Results of KOL Interviews

2.2.2.1.3 Option 1 Task 3 Storyboard update	Presentation of Final Storyboard	Presentation of Final Storyboard

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WBS# and Title	Milestone	Deliverable
2.2.2.1.4 Option 1 Task 4 Model Update/Expansion & Preliminary Results	Completion of Preliminary Results	Presentation of Preliminary Results

2.2.2.1.5 Option 1Task 5 Model Finalization/Quality Control (QC) & Final Results	QC and Final Results complete	Presentation of Final Results

2.2.1.1.6 Option 1 Task 6 Full Technical Reporting	Completion of Technical Report	Presentation of Final Technical Report

2.2.2.1.7 Option 1 Task 7 Manuscript	Completion of Manuscript of publishable quality that summarize study methods and findings for this outpatient scenario.	Manuscript of publishable quality that summarize study methods and findings for this outpatient scenario.

2.2.2.2 Option 2 Model Version 2.0 updates	Finalized Model	Updated Model

2.2.2.3 Option 3 Bank of Hours for Scope Amendments	TBD	TBD

2.2.2.4 Option 4 Abstract/Poster	Completed Abstract/Poster	Completed Abstract/Poster

2.2.2.5 Option 5 Additional Manuscripts	Completion of Manuscript	Completed Manuscript

2.2.2.1.1	Title Option 1 Task 1 Evidence Review and Storyboard

Obiective/Description of Work:

•	Review the model and clinical literature to understand what burns may be managed as outpatient, and what that management would entail

•	Develop a storyboard shell with all available data

2.2.2.1.2	Title Option 1 Task [**] KOL Interviews and Management

Objective/Description of Work:

•	This task would include at least 5-6 hours per KOL to ensure adequate feedback storyboard content and data gaps, and draft model content

2.2.2.1.3	Title Option 1 Task 3 Storyboard update

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Objective/Description of Work:

•	The KOL discussion responses will be folded into a storyboard revision. This storyboard will be presented for consolidated feedback a second time.

•	Any comments will be addressed in a final version that will serve as the blueprint for amending the model.

2.2.2.1.4	Title. Option 1 Task 4 Model Update/Expansion & Preliminary Results

Objective/Description of Work:

•	Make proposed changes to the existing Burn Care Model, affecting both the underlying calculations and interface.

•	Generate preliminary results for review with Avita. Append additional slides (<10) to the storyboard to summarize the preliminary results for the outpatient setting.

2.2.2.1.5	Title. Option 1 Task 5 Model Finalization/Quality Control (QC) & Final Results

Obiective/Description of Work:

•	Update model based on Avita feedback on preliminary results.

•	QC, including a full review, to ensure that the following areas have been examined (documentation available upon request):

•	Clarity (screen orientation and design, assumptions, referencing, inputs, results)

•	Accuracy (review input parameters/Visual Basic code/named ranges, formula auditing)

•	Consistency (naming conventions, graphics, logos)

•	Testing and model functionality (pressure testing with extreme values, scenario investigations)

•	Lock down model and update storyboard slides to reflect final results

2.2.1.1.6	Title Option 1 Task 6 Full Technical Reporting

Objective/Description of Work:

•	Create a technical report to detail the purpose, methods, and results for the outpatient setting.

•	Refine report based on feedback

2.2.2.1.7	Title Option 1 Task 7 Manuscript

Objective/Description of Work:

•	Prepare manuscript of publishable quality that summarize study methods and findings

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2.2.2.2	Title Option 2 Model Version 2.0 updates

Objective/Description of Work:

Update the existing original model (version 1.0) in a second iteration (version 2.0). This task would entail summarizing the changes that will be made via slides; these would be shared with Avita for review and comment, after which a final summary of the agreed-upon updates will be circulated. This final summary will serve as the blueprint for model updates; after these are made and preliminary results are shared, the model will undergo targeted quality control and finalized

2.2.2.3	Title Option 3 Bank of Hours for Scope Amendments

Objective/Description of Work:

It has been observed that the details of data gaps and required effort to fill those may not be anticipated. Therefore, we propose that a bank of hours may permit us to pursue those data pieces or other adjustments to the scope on a time and materials basis.

2.2.2.4	Title Option 4 Abstract/Poster

Objective/Description of Work:

Up to four Abstract/Poster sets given the addition of a new scenario for dissemination, as well as possible additional topics, it may be valuable to plan for a flexible publication strategy. Potential topics for consideration include:

•	Outpatient setting analysis

•	Pediatric setting analysis

•	Model Version 2.0 release with payer analyses

•	Any additional data analyses

2.2.2.5	Title Option 5 Additional Manuscripts

Objective/Description of Work:

Up to three additional manuscripts Prepare additional manuscript(s) of publishable quality that summarize study methods and findings for a scenario or analysis of interest.

•	Draft manuscript(s) will be submitted for review and comment

•	Make one round of revisions.

•	Submit the manuscript to a peer-reviewed journal mutually agreeable.

•	Conduct one round of narrative revisions requested by journal reviewers and resubmit if necessary.

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2.3	Title ReCell Commercialization and Sustainability Planning

WBS# and Title	Milestone	Deliverable
2.3.1 Commercialization and Sustainability Planning	Commercialization and Sustainability Strategy Readiness	Quarterly and/or Bi-Annual Briefing and Written Reports to BARDA communicating product commercialization strategy and Sustainability.

2.3.1	Title Commercialization Planning

Obiective/Description of Work: BARDA will supplement resources to ensure sustainability through development of a robust commercialization plan including the following:

•	Market Analysis and Planning

•	In-depth characterization of current (burn) market opportunity (SWOT, PEST), including competitive analysis, lessons learned from pioneers and launch risks and mitigation steps

•	Plan for increasing market adoption and penetration

•	US

•	OUS (EU, Asia Pac, ROW)

•	In-depth US pricing evaluation plan

•	Identify revenue maximizing price and volumes based on price elasticity of demand projections

•	Promotional Plan Development (market strategy)/Strategic Product Plan

•	Value Proposition (features/benefits/claims)

•	Communication plan

•	Messaging plan

•	PR/Conference exhibit plan

•	Print assets plan

•	Strategic and Communication Plan Validation

•	SWOT (Strengths, Weaknesses, Opportunities, Threats) Analysis

•	PEST (Political, Economic, Social, Technological) Analysis

•	Payor/Access Planning (US reimbursement)/New Technology Add-On

•	Sustainability Planning

•	Supply Chain management

•	Manufacturing Scale Up

3	Clinical

3.1	Pediatric Donor Site Study

WBS# and Title	Milestone	Deliverable
3.1.1 Clinical Protocol	Protocol developed	Final Protocol

3.1.2 Electronic Data Capture	Electronic Data Capture (EDC) on-line	Electronic Data Capture (EDC) on-line notification

3.1.3 First Site Ready for Enrollment	First Site Ready for Enrollment	First Site Ready for Enrollment

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WBS# and Title	Milestone	Deliverable

3.1.4 First Subject First Visit	First Subject First Visit (FSFV) Completed	First Subject First Visit

3.1.5 50% Primary Effectiveness Endpoint Visit	50% of Visits Complete	Sample Size Recommendation

3.1.6 Last Subject Last Visit	Last Subject Last Visit (LSLV) Complete	Last Subject Last Visit

3.1.7 Database Lock	Database Lock	Database Lock

3.1.8 Data Analysis	Data Analysis Report	Data Analysis Report

3.1.9 Draft CSR	Draft CSR Complete	Draft CSR Complete

3.1.10 Final CSR	Final CSR Completed	Final CSR review complete and data is determined to be sufficient for FDA submission, Tables Listings & Figures.

3.1	Title: Pediatric Donor Site Study

Objective/Description of Work: This is a prospective, within-subject paired, randomized (1:1), blinded evaluator, multicenter trial to investigate whether application of autologous skin cell suspension prepared with the ReCell device (i.e., RES) can be safely and effectively used to promote wound healing of donor-sites created for sourcing tissue during treatment of skin defects which require autografting. Additionally, the impact of the use of RES will be investigated with respect to donor site scar outcomes and physician/subject treatment preference as pre-specified secondary endpoints. Safety will be evaluated in terms of donor-site morbidity including but not limited to infection, allergic reaction, delayed healing, pain and scar. A minimum of 50 subjects will be enrolled in this study and a maximum of 100. Additional staff to support Field Clinical Support, Recruitment and Medical Science Liaison activities have been proposed to ensure the study is adequately staffed. These positions will be pre-coordinated with BARDA prior to hiring.

The clinical study will be prepared and approved, including:

•	Protocol with inclusion and exclusion criteria and endpoints

•	IDE application written and submitted

•	FDA approval of the IDE

•	Local IRB approvals

•	Clinical study site agreements

•	Clinical study site initiation visits

•	Investigator Meetings

The study protocol and CSR reports will be submitted to BARDA for review and comment prior to submitting to FDA. Additionally, an independent medical monitor or a Clinical Events Committee (CEC) and Data Monitoring Committee (DMC) will be utilized.

3.2	Pediatric Partial Thickness Study

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WBS# and Title	Milestone	Deliverable
3.2.1 Clinical Protocol	Protocol developed	Final Protocol

3.2.2 Electronic Data Capture	Electronic Data Capture (EDC) on-line	Electronic Data Capture (EDC) on-line notification

3.2.3 First Site Ready for Enrollment	First Site Ready for Enrollment	First Site Ready for Enrollment

3.2.4 First Subject First Visit	First Subject First Visit (FSFV) Completed	First Subject First Visit

3.2.5 50% Primary Effectiveness Endpoint	50% of Visits Complete	Interim Analysis Report, Tables Listings and Figures, and Sample Size Recommendation.

3.2.6 Last Subject Last Visit	Last Patient Last Visit (LSLV) Complete	Last Subject Last Visit

3.2.7 Database Lock	Database Lock	Database Lock

3.2.8 Data Analysis	Data Analysis Report	Data Analysis Report

3.2.9 Draft CSR	Draft CSR Complete	Draft CSR Complete

3.2.10 Final CSR	Final CSR Completed	Final CSR review complete and data is determined to be sufficient for FDA submission, Tables Listings & Figures.

3.2	Title: Pediatric Partial-thickness Study

Objective/Description of Work: This is a 2-arm, randomized (1:1), multicenter trial to compare the clinical performance of RES prepared from the ReCell® device versus dressings alone in males and females aged 1-16 years with a partial-thickness burn injury involving 2 to 20% of their total body surface area (TBSA). It is hypothesized that application of RES will reduce the incidence of progression to surgical intervention with autografting. Additionally, this study will compare longer-term scar outcomes, and pain and distress experienced during dressing changes. It is anticipated that a minimum of 226 subjects and a maximum of 280 subjects will be enrolled in this study with approximately 113 subjects each randomized to receive application of RES or control dressings to the partial-thickness burn.

The clinical study will be prepared and approved, including:

•	Protocol with inclusion and exclusion criteria and endpoints

•	IDE application written and submitted

•	FDA approval of the IDE

•	Local IRB approvals

•	Clinical study site agreements

•	Clinical Study Site Initiation Visits

•	Investigator Meetings

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The study protocol and CSR reports will be submitted to BARDA for review and comment prior to submitting to FDA. Additionally, an independent monitor or a Clinical Events Committee (CEC) and Data Monitoring Committee (DMC) will be utilized.

4	Regulatory

4.1	Pediatric /Supplemental Regulatory activities

WBS# and Title	Milestone	Deliverable
4.1.1 Pediatric IDE	FDA approval of pediatric IDE	Pediatric IDE Submission, IDE re-submission, IDE approval, Final Report

4.1.2 Donor Site PMA supplement	FDA approval of expanded indication for Donor Sites	Submission for Donor Site label expansion

4.1.3 Pediatric Partial – thickness Injury PMA supplement	FDA approval of expanded indication or Pediatric Partial- thickness injuries	Submission for Pediatric Partial-thickness injury label expansion

4.1.4 Supplemental Regulatory actions	Activity requiring FDA supplemental materials, FDA PMA Panel if required.	Supplemental Regulatory actions as required i.e. FDA Meeting Minutes, Clinical Protocol Amendments, FDA pre-submission meeting, SAP, Follow-up Submissions. Avita will share both draft and final versions of any regulatory interactions.

4.1.5 Annual IDE Reports	Annual IDE Reports Submitted	Annual IDE Report Delivered to BARDA (draft and final reports)

4.1.5 Annual PMA Reports	Annual PMA Reports Submitted	Annual PMA Report Delivered to BARDA (draft and final reports)

4.1	Title: Pediatric Indication and Supplemental Regulatory Support

Objective/Description of Work: Avita will make the regulatory filings with FDA for a pediatric IDE clinical trial and PMA supplements for expansion of labeling for Donor Sites and Pediatric Partial-thickness injury indications. Support FDA PMA Panel Prep if required. Submit Annual IDE and PMA reports.

CLIN 0005 – Procurement (Surge)

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7	Procurement

7.1	Acquisition

WBS# and Title	Milestone	Deliverable
7.1.2.2 Product Manufacturing	Order Received	Additional product to meet surge capacity (Less than 2,000 Units)

7.1.1.2	Title: Product Manufacturing

Objective/Description of Work: BARDA would authorize the surge procurement order to acquire additional ReCell devices beyond the initial order. Upon receiving the order Avita would authorize the manufacturer to begin acquiring supplies for the manufacture of the additional devices.

Milestones:

7.1.2.1	Order Received

Deliverables:

7.1.2.2

Surge Capacity Product upon receiving the procurement order from BARDA, Avita will manufacture ReCell devices according to the additional products required to meet surge capacity. Product will be deployed to designated VMI locations.

CLIN 0006 – Procurement (Surge)

7	Procurement

7.1	Acquisition

WBS# and Title	Milestone	Deliverable
7.1.2.2 Product Manufacturing	Order Received’	Additional product to meet surge capacity ([**] Units)

7.1.1.2	Title: Product Manufacturing

Objective/Description of Work: BARDA would authorize the surge procurement order to acquire additional ReCell devices beyond the initial order. Upon receiving the order Avita would authorize the manufacturer to begin acquiring supplies for the manufacture of the additional devices.

Milestones:

7.1.2.1	Order Received

Deliverables:

7.1.2.2

Surge Capacity Product – Upon receiving the procurement order from BARDA, Avita will manufacture ReCell devices according to the additional products required to meet surge capacity. Product will be deployed to designated VMI locations.

CLIN 0007 – Procurement (Surge)

7	Procurement

7.1	Acquisition

WBS# and Title	Milestone	Deliverable
7.1.2.2 Product Manufacturing	Order Received	Additional product to meet surge capacity ([**])

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7.1.1.2	Title: Product Manufacturing

Objective/Description of Work: BARDA would authorize the surge procurement order to acquire additional ReCell devices beyond the initial order. Upon receiving the order Avita would authorize the manufacturer to begin acquiring supplies for the manufacture of the additional devices.

Milestones:

7.1.2.1	Order Received

Deliverables:

7.1.2.2

Surge Capacity Product – Upon receiving the procurement order from BARDA, Avita will manufacture ReCell devices according to the additional products required to meet surge capacity. Product will be deployed to designated VMI locations.

CLIN 0008 – Procurement (Surge)

7	Procurement

7.1	Acquisition

WBS# and Title	Milestone	Deliverable
7.1.2.2 Product Manufacturing	Order Received	Additional product to meet surge capacity ([**] Units)

7.1.1.2	Title: Product Manufacturing

Obiective/Description of Work: BARDA would authorize the surge procurement order to acquire additional ReCell devices beyond the initial order. Upon receiving the order Avita would authorize the manufacturer to begin acquiring supplies for the manufacture of the additional devices.

Milestones:

7.1.2.1	Order Received

Deliverables:

7.1.2.2

Surge Capacity Product – Upon receiving the procurement order from BARDA, Avita will manufacture ReCell devices according to the additional products required to meet surge capacity. Product will be deployed to designated VMI locations.

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